Papa Murphy's Appoints Katherine L. Scherping to Board of Directors

Independent Director to Serve as Member of the Audit Committee

VANCOUVER, Wash. — (February 21, 2017) — Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced the appointment of Katherine L. Scherping as an independent member of its Board of Directors and Audit Committee, effective February 20, 2017.

“After a thorough search that produced several strong candidates, we are honored to have an executive of Katie’s caliber join our Board,” said Jean Birch, Chair of the Board and interim Chief Executive Officer of Papa Murphy's Holdings, Inc. “Katie’s deep financial expertise and strong background in the industry will be tremendous assets as we continue to execute on our growth strategy and build long-term value for our shareholders.”

Katherine L. Scherping brings more than 30 years of financial and accounting experience to Papa Murphy's Board of Directors. Ms. Scherping currently serves as Chief Financial Officer (CFO) of National CineMedia. Previously, she served as CFO and interim President and Chief Executive Officer of Quiznos. Prior to Quiznos, she served as CFO of Red Robin Gourmet Burgers. Ms. Scherping began her career as an auditor with Arthur Andersen and has held various accounting positions with companies in the oil and gas, security alarm monitoring, telecommunications, technology, and restaurant industries. She holds a Bachelor of Science degree in accounting and is a Certified Public Accountant and a Chartered Global Management Accountant.

ABOUT PAPA MURPHY’S
Papa Murphy's Holdings, Inc. (NASDAQ:FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,575 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab 'n' go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Media Contact:
Christine Beggan, ICR
papamurphys@icrinc.com
203-682-8329

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272